Exhibit 99.1

FOR IMMEDIATE RELEASE November 2, 2010

Investor Contact: Martie Edmunds Zakas

Sr. Vice President - Strategy, Corporate Development &

Communications

770-206-4237

mzakas@muellerwp.com

Media Contact: John Pensec

Director - Corporate Communications & Public Affairs

770-206-4240

jpensec@muellerwp.com

SHIRLEY FRANKLIN ELECTED TO MUELLER WATER PRODUCTS’ BOARD OF DIRECTORS

ATLANTA - November 2, 2010 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and services that are used in the transmission and distribution of safe, clean drinking water and in water treatment facilities, announced today that Shirley Franklin, former Mayor of Atlanta, was elected to its board of directors.

Franklin served as mayor of Atlanta from 2002 – 2010. In 2005, Time named Franklin one of the five best big-city American mayors, and she was included in U.S. News & World Report’s “Best Leaders of 2005.” The recognition came, in part, from Franklin’s efforts to rebuild Atlanta’s water infrastructure, a $3.8 billion initiative that has been recognized as a model for leadership and fiscal responsibility. Franklin has often said she is proud to be known as Atlanta’s “sewer mayor.”

“As the nation confronts the challenges associated with repairing or rebuilding our aging water infrastructure, we are delighted to have a person of Mayor Franklin’s stature and with her level of experience join our board of directors,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products. “Her thorough understanding of the needs and operations of the public sector will prove invaluable as we seek to grow our business.”

Prior to being elected Mayor of Atlanta, Franklin served the city in various executive positions culminating in her service as the city’s Chief Officer for Operations. Franklin served as an executive with the Atlanta Committee for the Olympic Games. She received the 2005 Profile in Courage award from the John F. Kennedy Library Foundation for her work in restoring Atlanta’s fiscal responsibility and efforts to rebuild the city’s water infrastructure.

Franklin has served on a special task force for the Department of Homeland Security and currently serves on the Board of Directors of the United Nations Institute for Training and Research. In addition, she is the Co-Chair of the Atlanta Regional Commission on Homelessness, Co-Chair of the Board of Directors of the National Center for Civil and Human Rights and Senior Advisor to the Alliance for Digital Equality. Since January 2010, Franklin has held the William and Camille Cosby Endowed Chair at Spelman College in Atlanta.

Franklin received her bachelor’s degree in sociology from Howard University and a master’s degree, also in sociology, from the University of Pennsylvania.

Safe Harbor Statement

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	the demand level of manufacturing and construction activity;

•	our ability to service our debt obligations; and

•	the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K.

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we file this press release, except as required by law.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. manufactures and markets products and services that are used in the transmission and distribution of safe, clean drinking water and in water treatment facilities. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the residential and non-residential construction industries. With latest 12 months net sales through June 30, 2010 of $1.4 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 5,000 people. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, Inc., please visit the Company’s Website at muellerwaterproducts.com.

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